Exhibit 99.2

NETGEAR Appoints Technology Leader

Charles (CJ) Prober as New CEO

Co-founder, Current CEO and Chairman Patrick C.S. Lo to Retire as Part of Planned Leadership Transition

San Jose, Calif. – January 31, 2024 – NETGEAR®, Inc. (NASDAQ: NTGR), a global networking company that delivers innovative networking and internet connected products to consumers and businesses, today announced that Patrick C. S. Lo, current Chief Executive Officer and Chairman of the board, is retiring from his position at NETGEAR and from the company’s Board. Lo will remain as a strategic advisor to support a seamless leadership transition through July 2024. The Board has appointed Charles (CJ) Prober, a senior technology executive, to succeed him effective immediately. Prober is also joining NETGEAR’s Board of Directors.

“As co-founder of NETGEAR, and leader for nearly three decades, it goes without saying that Patrick Lo’s impact on the company is undeniable. His vision for delivering the future of connectivity through advanced networking products and solutions has shaped who we are as a company, and we celebrate all he has accomplished,” said Thomas H. Waechter, NETGEAR Lead Independent Director. “CJ has the full confidence of the Board. We look forward to working with him and the NETGEAR leadership team to take the company forward for its next phase of innovation.”

“When Mark Merrill and I founded NETGEAR 28 years ago, the internet was beginning to show its impact on the world,” said Lo. “We seized the opportunity, and we’ve been innovating and leading the industry in the creation of advanced networking technologies for homes and businesses around the world ever since. We’ve pushed the boundaries of what can be experienced in a connected world, and I am all for the next chapter of the NETGEAR story.”

Prober to Succeed Lo

The appointment of Prober follows a thorough search process over the last 12 months, conducted by the NETGEAR Board, with the goal of appointing a next-generation leader with extensive consumer electronics, software and subscription experience. Prober has the unanimous support of the Board and meets all the criteria that are critical to NETGEAR’s future success in distinguishing itself as a high-performing leader in the consumer and business networking industry.

Prober is a seasoned and successful business leader who has focused on driving growth, transformation and innovation in his past roles, with decades of expertise in building cutting edge consumer experiences for devices and digital platforms. His experience spans leadership positions at top consumer and technology brands, including roles as President of Life360, CEO at Tile (acquired by Life360), Chief Operating Officer at GoPro, and SVP of Digital Publishing at Electronic Arts (EA). Prior to his operating roles, Prober served as a consultant with McKinsey & Company where he helped to guide some of the world’s leading B2B technology companies.

He currently sits on the Board of Directors of Life360 and Glorious Gaming. Past accomplishments include driving subscription and revenue growth at Life360, Tile and GoPro. Additionally, he was central to EA’s transformation from a packaged software to digital services company that unlocked significant shareholder value over his years at the company. His extensive experience in managing large teams and complex global businesses demonstrates his ability to deliver value to customers, investors, and employees.

“As an innovator and pioneer, NETGEAR is an admired and respected brand by both consumers and businesses at a time when connectivity matters more than ever,” said CJ Prober, NETGEAR CEO. “I have built my career on delivering innovative and industry-leading products and services and am proud to join the NETGEAR team to continue this path and to create value for all stakeholders, continuing the company’s strong focus on innovation in the industry. The path forward is incredibly exciting, and I look forward to partnering with the Board, our partners and NETGEAR’s global employee base.”

About NETGEAR, Inc.

NETGEAR® (NASDAQ: NTGR) has pioneered advanced networking technologies for homes, businesses, and service providers around the world since 1996 and leads the industry with a broad range of award-winning products designed to simplify and improve people's lives. By enabling people to collaborate and connect to a world of information and entertainment, NETGEAR is dedicated to delivering innovative and advanced connected solutions ranging from mobile and cloud-based services for enhanced control and security, to smart networking products, video over Ethernet for Pro AV applications, easy-to-use WiFi solutions and performance gaming routers to enhance online game play. The company is headquartered out of San Jose, Calif. with offices located around the globe. More information is available from the NETGEAR Press Room or by calling (408) 907-8000. Connect with NETGEAR: Twitter, Facebook, Instagram, and the NETGEAR blog at NETGEAR.com.

©2024 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks and/or registered trademarks of NETGEAR, Inc. and/or its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Source: NETGEAR-G

U.S. Media Contact:

Valerie Motis

Valerie.motis@NETGEAR.com

NETGEAR@AccesstheAgency.com

U.S. Sales Inquiries: (408) 907-8000, sales@netgear.com

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